Exhibit 21.1

Subsidiaries of Tremor Video, Inc.

Subsidary Name	Jurisdiction of Incorporation
Tremor Video GmbH	Germany
Tremor Video Video Limited	England and Wales
TremorVideo Pte. Ltd.	Singapore
Tremor Video Canada, Inc.	Delaware, USA
ScanScout, Inc.	Delaware, USA
Transpera, Inc.	Delaware, USA
Tremor Video (Australia) Pty Ltd	Australia
The Video Network Pty Ltd.	Australia
TVN Pte. Ltd.	Singapore
Tremor Video SDN. BHD.	Malaysia
Tremor Video (NZ) Limited	New Zealand
Tremor Video Brazil Publicidade Ltda.	Brazil